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                                                                    Exhibit 99.1


Contacts:    Investors/Analysts                Media
             Yumi Asahara                      Gretchen Sorensen
             Director, Investor Relations      VP, Corporate Affairs
             Onvia.com                         Onvia.com
             206.373.9255                      206.373.9082


    ONVIA AGREES TO ACQUIRE ONLINE GOVERNMENT CONTRACT PROCUREMENT SERVICE


                 Merger with Globe-1 to Expand Onvia Exchange to Over One Million Small Businesses and Provide Access to Lucrative
                             Government Contracts


SEATTLE - July 26, 2000 - Onvia.com, Inc. (Nasdaq: ONVI) the leading business-to-business exchange for small business buyers and sellers, today announced that it has reached a definitive agreement to acquire Globe-1, Incorporated for 2.85 million shares of Onvia common stock. Based on the Tuesday, July 25, 2000 closing price of $9.375 per share, the consideration for the transaction is approximately $26.7 million.

Globe-1 is a leading government-to-business exchange that provides procurement services by electronically distributing more than 20,000 government agency bid solicitations and notices each month to targeted companies in its vendor pool of more than 450,000 companies. Globe-1 is contracted to serve government agencies in major U. S. cities including Austin, Atlanta, New York, Miami, Chicago, Los Angeles, Seattle, Phoenix, Milwaukee and San Francisco. Its blue chip client list also includes the State of Texas, State of Georgia, the U.S. Department of Commerce, and the U.S. Department of Defense.

Today, there are more than 100,000 government purchasing agencies in the U.S., the great majority of which do not have access to a small business exchange. The Globe-1 trading hub will reduce costs and information hurdles for government buyers who purchase goods and services from small, minority and disadvantaged firms.

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"The acquisition of Globe-1 is consistent with our strategy to pursue acquisitions that enhance our offering while driving us to profitability at an accelerated rate," stated Glenn Ballman, CEO of Onvia. "This transaction provides Onvia with a fee-based high margin revenue stream through licensing and ASP fees from the government agencies, as well as subscription, transaction and maintenance fees from the small business vendors who participate in the exchange."

"Globe-1's merger with Onvia will catapult us to the forefront of the government-to-business procurement arena, saving government buyers millions in procurement related expenses," stated Robert Gilmore, Globe-1 founder and CEO. "Onvia is now well positioned to service the government-to-small business space by building, hosting and maintaining an open government-to-business exchange, where agencies will be able to view vendor catalogs of their core suppliers, and search outside their vendor pool, if necessary. The exchange will also link their purchasing and payment systems to close the transaction loop on non-competitive procurements."

Globe-1's benefits are already widely recognized by government agencies at all levels. "Globe-1 has managed thousands of procurement opportunities for our Agency, estimated at more than $5 billion," stated Melda Cabrera, regional director of the U.S. Department of Commerce's Minority Business Development Agency in San Francisco. "Small and minority business owners now receive thousands of contract opportunities that would have otherwise been lost."

Once implemented, Onvia's 562,000 registered users will have access to billions in additional government procurement opportunities. Similarly, with this new connection to Onvia's exchange, Globe-1's supplier base of 450,000 businesses will gain access to a much larger regional buyer base and the opportunity to electronically bid and secure many additional procurement contracts through Onvia's popular Request for Quote service. Onvia will also provide Globe-1's suppliers with seller services in its Web hosting and Catalog Hosting systems.

Onvia expects the merger to be immediately accretive to earnings and to enhance gross profit margins. The companies expect to complete the transaction, which is structured as a merger and is being accounted for as a purchase, by early August. The completion of the transaction is subject to customary closing conditions.

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About Onvia.com

Onvia.com headquartered in Seattle, is the leading business-to-business exchange for small business buyers and sellers. Onvia helps small businesses succeed by aggregating demand and providing an exchange where small businesses can buy and sell services and products, exchange valuable news, product and service information and access productivity tools. For more information, contact
Onvia.com: 1260 Mercer Street, Seattle, WA 98109. Phone: 206-282-5170. Web: www.onvia.com.

Onvia to WEBCAST Acquisition Announcement

Onvia will broadcast its conference call in conjunction with the announcement of this acquisition live over the Internet at 1:30 p.m. PDT, 4:30 p.m. EDT. Today, July 26, 2000. Glenn Ballman, chief executive officer and Mark Calvert, chief financial officer will lead the call.

Please visit the "Investor Relations" section at www.corporate.onvia.com and click on the microphone icon to register, test connections and obtain any necessary software. Participants may submit questions prior to the broadcast by e-mailing investorUSA@onvia.com.

For those unable to participate during the live Webcast, the call will be archived on the Web site for future reference.



This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address the following subjects: future financial and operating results of Onvia and Globe-1; new markets and products and service offerings; and timing and benefits of the Globe-1 acquisition.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for the Globe-1 acquisition; the risk that Onvia and Globe-1 businesses will not be integrated successfully; costs related to the merger; fluctuating market prices that could cause difficulties in Onvia's acquisition strategies; the difficulty the market may have in valuing Onvia's and Globe-1's business model; the failure of Onvia to relize anticipated benefits of the Globe-1 acquisition; Onvia's inability to manage its expansion; inability to further identify, develop and achieve commercial success for new products and services and access and distribution technologies; increased competition and its effects on pricing, spending, third-party relationships, the customer

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and subscriber base and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology and content providers; and risks of new and changing regulation in the US and internationally.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, especially the Risk Factors section of the Company's Prospectus that became effective in February 2000.

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